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                                                                    EXHIBIT 12.1

                Computation of Ratio of Earnings to Fixed Charges
                          (in thousands, except ratios)

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                                                      Thirty-Six Weeks
                                                            Ended
                                                           May 10,
                                                            2003
                                                          ---------
Earnings:
  Income from continuing operations
     before income taxes
                                                          $ 499,616
  Fixed charges                                              72,937
  Less: Capitalized interest                                    458
                                                          ---------
     Adjusted earnings                                    $ 572,095
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Fixed charges:
  Gross interest expense                                     53,224
  Amortization of debt expense                                5,699
  Interest portion of rent expense                           14,013
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     Total fixed charges                                  $  72,937
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     Ratio of earnings to fixed charges                         7.8
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